AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$72,208
Class B	$ -
Class C	$ -
Class F	$9,265
Total	$81,473
Class 529-A	$1,362
Class 529-B	$ -
Class 529-C	$ -
Class 529-E	$30
Class 529-F	$42
Class R-1	$ -
Class R-2	$ -
Class R-3	$1,283
Class R-4	$2,042
Class R-5	$2,354
Total	$7,113

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0900
Class B	$0.0000
Class C	$0.0000
Class F	$0.0875
Class 529-A	$0.0841
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0312
Class 529-F	$0.0983
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0398
Class R-4	$0.1018
Class R-5	$0.1329

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	825,795
Class B	60,492
Class C	85,831
Class F	109,912
Total	1,082,030
Class 529-A	17,446
Class 529-B	3,881
Class 529-C	5,810
Class 529-E	1,042
Class 529-F	494
Class R-1	1,821
Class R-2	18,793
Class R-3	34,339
Class R-4	20,867
Class R-5	18,362
Total	122,855

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.48
Class B	$18.83
Class C	$18.72
Class F	$19.40
Class 529-A	$19.45
Class 529-B	$18.91
Class 529-C	$18.93
Class 529-E	$19.28
Class 529-F	$19.46
Class R-1	$19.04
Class R-2	$19.03
Class R-3	$19.28
Class R-4	$19.42
Class R-5	$19.55